Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SBC MEDICAL GROUP HOLDINGS INCORPORATED

SBC Medical Group Holdings Incorporated (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

FIRST: The name of the corporation is SBC Medical Group Holdings Incorporated.

SECOND: The date of filing of the original Certificate of Incorporation of the Corporation, under the original entity name PONO CAPITAL TWO, INC., with the Secretary of State of the State of Delaware is March 11, 2022.

THIRD: This Amended and Restated Certificate of Incorporation has been duly approved and adopted by the board of directors of the Corporation and adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH: The certificate of incorporation of the Corporation as heretofore in effect is hereby amended and restated to read in its entirety as follows:

Section 1. Name. The name of the corporation is SBC Medical Group Holdings Incorporated (the “Corporation”).

Section 2. Registered Office and Agent. The name and address of the registered agent of the Corporation in the State of Delaware is Corporate Creations Network Inc., 1521 Concord Pike, Suite 201, Wilmington, DE 19803, New Castle County.

Section 3. Purpose and Business. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (the “DGCL”).

Section 4. Capital Stock.

(a)       Classes and Number of Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue shall be Four Hundred Twenty Million (420,000,000), which shall be divided into two classes, consisting of (i) Four Hundred Million (400,000,000) shares of common stock, par value of $0.0001 per share (the “Common Stock”) and (ii) Twenty Million (20,000,000) shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”).

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(b) Common Stock.

(i) Voting Rights and Powers. Except as otherwise expressly provided by this Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Restated Certificate”) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote on each matter on which stockholders are entitled to vote (or to express consent in lieu of a meeting) for each share of the Common Stock standing in such stockholder’s name.

(ii) Dividends. Subject to the rights of holders of any outstanding series of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends as may be declared thereon by the Board (as defined below) from time to time out of assets or funds of the Corporation legally available therefor.

(iii) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the right, if any, of the holders of any outstanding series of Preferred Stock, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such stockholder.

(c) Preferred Stock.

(i)       The Board is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the authorized but unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(ii)       Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate.

(d) Section 242(b)(2) Election. Except as otherwise provided in this Certificate of Incorporation, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the stockholders entitled to vote thereon, without a separate class vote of the holders of the Common Stock or the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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Section 5. Adoption, Amendment and Repeal of Bylaws. In the furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”).

Section 6. Shareholder Amendment of Bylaws. The Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, provided that the adoption, repeal, rescission, alteration or amendment of the Bylaws by the stockholders must be approved by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of voting stock, voting together as a single voting class.

Section 7. Board of Directors.

(a) Except as otherwise provided by this Restated Certificate or applicable law, the business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors of the Corporation (the “Board”).

(b) The total number of directors constituting the Board, other than those who may be elected by the holders of one or more series of the Preferred Stock voting as a separate series or together as a class with one or more other series, shall be fixed from time to time exclusively by the Board.

(c) Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, directors shall be elected at each annual meeting of stockholders. Each director shall serve from the date of his or her election or appointment and until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

(e) Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, newly created directorships resulting from an increase in the total number of directors constituting the Board, and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause, may be filled solely and exclusively by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the annual meeting for the year in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(f) Notwithstanding any other provision of this Section 7, and except as otherwise required by law, whenever the holders of one or more outstanding series of the Preferred Stock shall have the right, voting as a separate series or separately as a class with one or more other such series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock. Notwithstanding Section 7(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 7.1(b) hereof, and the total number of directors constituting the Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the terms of such series, the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case, each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total number of directors constituting the Board shall automatically be reduced accordingly.

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Section 8. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called meeting of stockholders of the Corporation, unless the Board determines to direct that any action be submitted to stockholders for their consent in lieu of a meeting, in which case, such action may be taken by consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or classes or series of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. Notwithstanding the foregoing, unless otherwise provided by the terms of any certificate of designation relating to one or more series of Preferred Stock, any action required or permitted to be taken by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken by consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding shares of such series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law.

Section 9. Special Stockholder Meetings. Subject to the rights of the holders of one or more outstanding series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board and may not be called by any other person or persons.

Section 10. Amendments. The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Restated Certificate in the manner now or hereafter prescribed by applicable law and all rights conferred on stockholders herein granted subject to this reservation.

Section 11. Liability of Directors and Officers. To the fullest extent permitted by law, no director or officer of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any repeal or modification of this Section 11 by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

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Section 12. Indemnification and Advancement of Expenses.

(a) Indemnification in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 12(c) and Section 12(j), the Corporation shall, to the fullest extent permitted by the DGCL, indemnify any person who is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, partner, manager or other fiduciary of another enterprise (each, a “covered person”) who is or was, or is threatened to be made, a party to or participant in (including as a witness) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than any action by or in the right of the Corporation, by reason of the fact that such person is or was a covered person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b) Indemnification in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 12(c) and Section 12(j), the Corporation shall indemnify any covered person who is or was, or is threatened to be made, a party to or participant in (including as a witness) any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a covered person, against expenses (including attorneys’ fees) actually and reasonably incurred by such covered person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Courts in the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court in the State of Delaware or such other court shall deem proper.

(c) Authorization of Indemnification. Any indemnification or defense under this Section 12 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the covered person is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 12(a) or Section 12(b), as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum (the “Board Voting Majority”), or (ii) by a committee of such directors designated by the Board Voting Majority, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 12(a) or Section 12(b) or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

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(d) Good Faith Defined. For purposes of any determination under Section 12(c), a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 12(d) shall mean any other corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which such person was or is serving at the request of the Corporation as a director, officer, employee, partner, member or agent. The provisions of this Section 12(d) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 12(a) or Section 12(b), as the case may be.

(e) Expenses Payable in Advance. Expenses, including attorneys’ fees, incurred by a covered person in defending any action, suit or proceeding described in Section 12(a) or Section 12(b) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such covered person to repay such amount if it shall ultimately be determined that such covered person is not entitled to be indemnified by the Corporation as authorized in this Section 12.

(f) Non-exclusivity of Indemnification and Advancement of Expenses. The indemnification, defense and advancement of expenses provided by or granted pursuant to this Section 12 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Restated Certificate, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 12(a) or Section 12(b) shall be made to the fullest extent permitted by applicable law. The provisions of this Section 12 shall not be deemed to preclude the indemnification of, or advancement of expenses to, any person who is not specified in Section 12(a) or Section 12(b) but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL or otherwise.

(g) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Corporation, or a direct or indirect wholly owned subsidiary of the Corporation, or was or is serving at the request of the Corporation, as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify, hold harmless or defend such person against such liability under the provisions of this Section 12.

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(h) Certain Definitions. For purposes of this Section 12 references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who was or is a director, officer, employee or agent of such constituent corporation, or was or is serving at the request of such constituent corporation as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Section 12 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Section 12, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 12. For the avoidance of doubt, any reference to an officer of the Corporation in this Section 12 shall be deemed to refer exclusively to the officers duly appointed as such pursuant to the Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Section 12.

(i) Survival of Indemnification and Advancement of Expenses. The indemnification, defense and advancement of expenses provided by, or granted pursuant to, this Section 12 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

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(j) Limitation on Indemnification. Notwithstanding anything contained in this Section 12 to the contrary, except for proceedings to enforce rights to indemnification and defense under this Section 12 (which shall be governed by Section 12(k)(ii)), the Corporation shall not be obligated under this Section 12 to indemnify or advance expenses to any covered person in connection with any action, suit or proceeding (or part thereof) initiated by such covered person unless such action, suit or proceeding (or part thereof) was authorized in advance by the Board.

(k) Contract Rights.

(i) The obligations of the Corporation under this Section 12 to indemnify and advance expenses to any covered person shall be considered a contract between the Corporation and such covered person, and no modification or repeal of any provision of this Section 12 shall affect, to the detriment of such covered person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

(ii) If a claim under Section 12(a), Section 12(b) or Section 12(e) is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 45 days, the person making such claim may at any time thereafter (but not before) bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by applicable law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by such person to enforce a right to indemnification hereunder (but not in a suit brought by such person to enforce a right to an advancement of expenses) it shall be a defense, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication, that such person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that such person has not met such applicable standard of conduct, shall create a presumption that such person has not met the applicable standard of conduct.

(l) Indemnification Agreements. Without limiting the generality of the foregoing, the Corporation shall have the express authority to enter into such agreements as the Board deems appropriate for the indemnification of present or future directors and officers of the Corporation in connection with their service to, or status with, the Corporation or any other corporation, entity or enterprise with whom such person is serving at the express written request of the Corporation.

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Section 13. Forum; Consent to Jurisdiction; Severability.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent provided by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or stockholders arising pursuant to any provision of the DGCL or this Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or stockholders governed by the internal affairs doctrine. Notwithstanding the foregoing, the provisions of this Section 13(a) will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder or any other claim for which the U.S. federal district courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, the U.S. federal district courts (including the U.S. federal district court in the State of Delaware) shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the Corporation or any director, officer, other employee or agent of the Corporation. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13(a).

(b) If any provision or provisions of this Section 13 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 13 (including, without limitation, each portion of any sentence of this Section 13 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13.

Section 14. Corporate Opportunity. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy in any business opportunity of which any of the directors, officers or stockholders of the Corporation may become aware; provided that the Corporation does not renounce any interest or expectancy in any business opportunity offered to any of the directors or officers of the Corporation solely in his or her capacity as a director or officer of the Corporation.

Section 15. Section 203. The Corporation hereby elects not to be governed by the provisions of Section 203 of the DGCL.

Section 16. Headings. The headings contained herein are for convenience only, do not constitute a part of this Restated Certificate and shall not be deemed to limit or affect any of the provisions hereof.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of July 9, 2026.

SBC Medical Group Holdings Incorporated

By:	/s/ Yoshiyuki Aikawa
Name:	Yoshiyuki Aikawa
Title:	Chief Executive Officer

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